               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                       (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

             LAZARE KAPLAN INTERNATIONAL INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                        LAZARE KAPLAN INTERNATIONAL INC.
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

[LOGO]

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          WEDNESDAY, NOVEMBER 4, 1998

                             ----------------------

     The Annual Meeting of Stockholders of Lazare Kaplan International Inc. will be held on Wednesday, November 4, 1998 at 10:00 A.M. at The Cornell Club, 6 East 44th Street, 5th Floor, New York, New York 10017 for the following purposes:

          1. To elect directors for the ensuing year;

          2. To ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending May 31, 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on September 8, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

                                           By Order of the Board of Directors,

                                           LEON TEMPELSMAN,
                                           President

New York, New York
September 18, 1998


                                      IMPORTANT
     MANAGEMENT INVITES YOU TO ATTEND THE MEETING IN PERSON, BUT IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

                        LAZARE KAPLAN INTERNATIONAL INC.
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

                      1998 ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished to stockholders of Lazare Kaplan International Inc., a Delaware corporation (the 'Company'), in connection with the solicitation of proxies by the Board of Directors of the Company (the 'Board of Directors') for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Wednesday, November 4, 1998 at The Cornell Club, 6 East 44th Street, 5th Floor, New York, New York, and any adjournment or adjournments thereof (the 'Annual Meeting'). This Proxy Statement, the attached Notice of Annual Meeting, the accompanying form of proxy and the Annual Report to Stockholders of the Company for the fiscal year ended May 31, 1998 are first being sent to stockholders of the Company on or about September 18, 1998.

     The record date for stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on September 8, 1998 (the 'Record Date'). On the Record Date, there were issued and outstanding 8,532,549 shares of the Company's common stock, par value $1.00 per share (the 'Common Stock'). All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name. Presence in person or by proxy of holders of 4,266,275 shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, (i) the affirmative vote by the holders of a plurality of the shares represented at the Annual Meeting and entitled to vote will be required to act on the election of directors, and (ii) the affirmative vote by the holders of a majority of the shares represented at the Annual Meeting and entitled to vote will be required to act on all other matters to come before the Annual Meeting, including the ratification of the selection of Ernst & Young LLP as independent auditors for the current fiscal year. In accordance with applicable law, all stockholders of record on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote 'against' the matter, even though a stockholder may interpret such action differently. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares of Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to a particular matter (the 'nonvoted shares') will be considered shares not present and not entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered nonvoted shares).

     A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR (i) the election of the persons nominated herein as directors and (ii) the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year; as well as in the discretion of the proxies with respect to such other business as properly may come before the Annual Meeting.

     Each proxy granted may be revoked by the person who granted it at any time
(i) by giving written notice to such effect to the Secretary of the Company,
(ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

                            1. ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

     Seven directors are to be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and have qualified. The seven nominees for directors consist of persons currently serving as directors of the Company. Mr. George Kaplan, Vice Chairman of the Board since 1984 and a director since 1972 retired from the Board of Directors on April 9, 1998. Accordingly, the Board reduced the number of directors to seven.

     Set forth below are the names, principal occupations and certain other information concerning the nominees.

                                                 POSITIONS AND OFFICES WITH                   DIRECTOR
              NAME                             COMPANY OR PRINCIPAL OCCUPATION                 SINCE      AGE
--------------------------------  ---------------------------------------------------------   --------    ----
Maurice Tempelsman..............  Chairman of the Board of the Company since April 1984;
                                    General Partner of Leon Tempelsman & Son, an investment
                                    limited partnership since January 1984                     1984        69
Leon Tempelsman.................  Vice Chairman of the Board of the Company since April
                                    1984; President of the Company since April 1986;
                                    General Partner of Leon Tempelsman & Son since January
                                    1984                                                       1984        42
Lucien Burstein.................  Partner, Warshaw Burstein Cohen Schlesinger & Kuh, LLP,
                                    Attorneys; Secretary of the Company since 1984             1984        76
Michael W. Butterwick...........  Business Consultant                                          1982        71
Myer Feldman....................  Partner, Ginsburg, Feldman and Bress, Chartered
                                    Attorneys; Director and Chairman of the Board of
                                    Totalbank since 1986                                       1984        81
Robert Speisman.................  Vice President -- Sales of the Company since January 1986    1989        45
Sheldon L. Ginsberg.............  Executive Vice President since February 1996; Chief
                                    Financial Officer of the Company since April 1991          1989        44

     Unless directed to the contrary, the persons named in the proxy will vote the shares represented thereby FOR the election of the nominees listed above. Management is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, which is not anticipated, the persons named in the proxy will vote for the election of such other person or persons as management may recommend.

     The Company has standing Audit, Compensation and Stock Option Committees of the Board of Directors. The current members of each committee hold office until the next annual meeting of the Board of Directors and until their respective successors have been elected and qualified. The Audit Committee consists of Michael W. Butterwick, Lucien Burstein and Myer Feldman. The Compensation Committee consists of Maurice Tempelsman, Michael W. Butterwick, Myer Feldman and Lucien Burstein. The Stock Option Committee consists of Michael W. Butterwick and Myer Feldman.

     The Audit Committee is authorized to confer with the auditors and financial officers of the Company, review reports submitted by the auditors, establish or review, and monitor compliance with codes of conduct of the Company, inquire about procedures for compliance with laws and regulations relating to the management of the Company, and report and make recommendations to the Board of Directors. The Compensation Committee is responsible for recommending to the Board of Directors policies with respect to compensation and benefits of the Chairman of the Board, Vice Chairmen of the Board and President of the Company, for fixing the compensation and benefits of other officers and employees of the Company and its subsidiaries whose compensation is $75,000 per year or more. The Stock Option Committee is responsible for administering the Company's 1988 Stock Option Incentive Plan (the '1988 Plan') and 1997 Long Term Stock Incentive Plan (the '1997 Plan' and, collectively, the 'Plans'), including the designating of employees to be granted options, prescribing the terms and conditions of options granted under the Plans, interpreting the Plans and making all other determinations deemed necessary for the administration of the Plans. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

     During the fiscal year ended May 31, 1998, there were four meetings of the Board of Directors, one meeting of the Audit Committee, one meeting of the Compensation Committee and one meeting of the Stock Option Committee. In addition, action was taken by unanimous written consent of the Executive Committee of the Board of Directors. Each incumbent director attended at least 75% of the total number of meetings of the Board and all of the committees thereof on which he served during the fiscal year. All outside directors receive a fee equal to $1,250 per quarter. Mr. Lucien Burstein, an outside director, credits his fee against legal fees of Warshaw Burstein Cohen Schlesinger & Kuh, LLP incurred by the Company for each period for which a directors' fee is paid.

SECURITY OWNERSHIP

     The following table sets forth information regarding the ownership of shares of the Company's Common Stock as of September 8, 1998 by those persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and upon responses to questionnaires submitted by such persons to the Company in connection with the preparation of this proxy statement. Except as noted in the footnotes, such persons have indicated that they have the sole power to vote and to dispose of their respective shares of the Company's Common Stock.

                                                                                       AMOUNT AND
                                                                                       NATURE OF
                                  NAME AND ADDRESS                                     BENEFICIAL    PERCENT
                                OF BENEFICIAL OWNER                                    OWNERSHIP     OF CLASS
------------------------------------------------------------------------------------   ----------    --------

Maurice Tempelsman(1) ..............................................................   3,438,825       40.3%
  529 Fifth Avenue
  New York, New York 10017
Leon Tempelsman(1)(2) ..............................................................   1,787,491       20.8%
  529 Fifth Avenue
  New York, New York 10017
Capital Research and Management Company (3) ........................................     550,000        6.5%
  SMALLCAP World Fund, Inc.
  333 South Hope Street
  Los Angeles, California 90071
Royce & Associates, Inc.(4) ........................................................     540,000        6.3%
  1414 Avenue of the Americas
  New York, New York 10017

------------

(1) Number and percentage of shares include the 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership ('LTS') of which each of Maurice Tempelsman and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose.

(2) Number and percentage of shares include 77,000 shares owned directly by Leon Tempelsman, 2,240 shares held by the spouse of Leon Tempelsman, 26,816 shares owned by his sister, Rena Speisman, 32,025 shares owned by his sister, Marcy Meiller, 34,641 shares owned by Rena Speisman as custodian for her children, and 1,600 shares held by his brother-in-law, Scott Meiller, as to all of which shares Leon Tempelsman has been granted a proxy. Number and percentage of shares also include 34,641 shares held by Leon Tempelsman as custodian for his children, 50,112 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plans and 1,528,416 shares owned by LTS, of which each of Maurice and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose.

(3) Consists of shares as to which SmallCap World Fund Inc., a registered investment company ('SWF'), exercises sole voting power and as to which Capital Research and Management Company, a registered investment advisor ('CRMC'), exercises sole dispositive power as a result of acting as investment advisor to SWF. The information contained herein is based solely on a Schedule 13G, dated July 9, 1998, of CRMC and SWF.

(4) All such shares are owned directly by Royce & Associates, Inc. ('Royce'). Mr. Charles Royce may be deemed to be a controlling person of Royce and as such may be deemed to beneficially own the shares owned by Royce. Mr. Royce does not own any shares outside of Royce and disclaims beneficial ownership of the shares held by Royce. The information contained herein is based solely on a Schedule 13G, dated February 4, 1998, of Royce and Mr. Royce.

     The following table reflects as of September 8, 1998 the beneficial ownership of shares of Common Stock of the Company by each of the directors, nominees and executive officers and by all directors and officers as a group.

                                                                AMOUNT AND
                                                                NATURE OF
                          NAME                             BENEFICIAL OWNERSHIP    PERCENT OF CLASS
--------------------------------------------------------   --------------------    ----------------

Maurice Tempelsman(1)(2)................................         3,438,825                    40.3%
Leon Tempelsman(1)(2)(3)................................         1,787,491                    20.8
Myer Feldman............................................           343,259                     4.0
Sheldon L. Ginsberg(4)..................................            54,634                     0.6
Robert Speisman(1)(5)...................................            52,174                     0.6
Lucien Burstein.........................................             1,500           less than 0.1
Michael W. Butterwick...................................                 0                     0.0
All directors and officers as a group(1)-(5)............         4,149,467                    47.9%

------------

(1) Maurice Tempelsman, the Chairman of the Board and a director of the Company, is the father of Leon Tempelsman and the father-in-law of Robert Speisman, Vice President-Sales of the Company. Each of Maurice Tempelsman, Leon Tempelsman and Robert Speisman disclaims beneficial ownership of shares beneficially owned by the others.

(2) Number and percentage of shares include the 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership ('LTS') of which each of Maurice Tempelsman and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose.

(3) Number and percentage of shares include 77,000 shares owned directly by Leon Tempelsman, 2,240 shares held by the spouse of Leon Tempelsman, 26,816 shares owned by his sister, Rena Speisman, 32,025 shares owned by his sister, Marcy Meiller, 34,641 shares owned by Rena Speisman as custodian for her children, and 1,600 shares held by his brother-in-law, Scott Meiller, as to all of which shares Leon Tempelsman has been granted a proxy. Number and percentage of shares also include 34,641 shares held by Leon Tempelsman as custodian for his children, 50,112 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plans and 1,528,416 shares owned by LTS, of which each of Maurice and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose.

(4) Number and percentage include an aggregate of 24,629 shares which are the subject of currently exercisable options granted to Sheldon L. Ginsberg pursuant to the Plans and 30,005 shares owned by Mr. Ginsberg directly.

(5) Number and percentage of shares do not include the 1,528,416 shares owned by LTS, of which Rena Speisman, the wife of Robert Speisman, is a limited partner. Number and percentage of shares also do not include 61,457 shares owned by Rena Speisman for herself and as custodian for the children of Robert and Rena Speisman and 11,111 shares which are the subject of currently exercisable options gifted to her by Maurice Tempelsman, as to all of which beneficial ownership is disclaimed by Mr. Speisman. Number and percentage include an aggregate of

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    49,466 shares which are the subject of currently exercisable options granted to Mr. Speisman pursuant to the Plans and 2,708 shares owned by Mr. Speisman directly.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 filed with the Securities and Exchange Commission and the Company under the Exchange Act and a review of written representations received by the Company, no person who at any time during the fiscal year ended May 31, 1998 was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

     The Company's executive compensation program (other than as it relates to stock options) is administered by the Compensation Committee of the Board of Directors, and the Plans are administered by the Stock Option Committee of the Board of Directors. The Compensation Committee includes three non-employee directors and one employee director. The Stock Option Committee is comprised of two non-employee directors, neither of whom is eligible to participate in the Plans. The Compensation Committee annually recommends the cash compensation and benefits for the Chairman, Vice Chairmen, President and all employees of the Company earning more than $75,000. Following Compensation Committee review and approval, all matters relating to executive compensation (other than as it relates to stock options) are submitted to the full Board for approval. In its administration of the Plans, the Stock Option Committee, in its sole discretion, determines option recipients and the number of shares subject to each option.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     During Fiscal 1998, the following policies were used by the Compensation Committee to set a general framework within which specific compensation decisions were made.

           -- The Company's executive pay program is intended to attract and retain top management talent and to motivate and reward performance.

           -- Incentive compensation varies with relative Company performance and a given individual's contribution to that performance.

           -- The 1997 Plan is designed to reinforce and encourage achievement of the Company's short-term and long-term financial and strategic goals by aligning the interests of certain key Company employees and the Company's stockholders.

COMPONENTS OF COMPENSATION

BASE SALARY

     The Compensation Committee determined base salary levels by evaluating individual performance with specific input from the President (excluding input for his own performance). Increases in base salary were based upon periodic evaluations of such factors as demonstrated leadership ability, competitive trends within the industry, level of responsibility, and overall perceived future contribution to the Company.

CASH BONUS

     Bonus payments were recommended to the Board by the Compensation Committee for employees it felt performed exceptionally during the past year. This component of the compensation package is designed to reward past performance and encourage similarly exceptional future performance. Bonuses are paid after the end of the calendar year to which they relate.

MATCHING 401(k) PLAN

     The Company offers all full-time employees in the United States and Puerto Rico the opportunity to participate in a matching 401(k) plan. Employees may participate up to an annual maximum which is the lesser of 20% of the employee's compensation or $10,000 (subject to adjustments by the U. S. Secretary of the Treasury). The Company will match those contributions in an amount equal to $.50 for every pre-tax dollar contributed by the employee up to a maximum of 6% of the first $20,000 of the employee's compensation, provided the Company's pre-tax earnings exceed $3.5 million for the fiscal year ending within the calendar year to which the matching contribution relates. For the year ended December 31, 1997, the Company made a matching contribution in the maximum amount permitted.

STOCK OPTION GRANTS

     The Company periodically grants stock options in order to provide certain of its key employees with a long-term incentive award as part of a competitive total compensation package, and to reward them for their contribution to the ongoing process of achieving the Company's long-term goals. These grants are also intended to align the interests of the Company's key employees with those of the stockholders, thereby encouraging these employees to increase stockholder value.

     During Fiscal 1998, options were granted under the 1997 Plan. The Stock Option Committee, in its sole discretion, determines option recipients and the number of shares subject to each option. In determining the number of shares to be covered by each option, the Stock Option Committee took into account the present and potential contributions of the respective participants to the success of the Company, the anticipated number of years of effective service remaining and such other factors as the Stock Option Committee deemed relevant in connection with accomplishing the purposes of the 1997 Plan.

     Each option granted under the 1997 Plan expires ten years after the date of grant and is exercisable at the fair market value of the shares subject to the option on the date of grant; except that incentive stock options granted to any person who, at the time the option is granted, owns stock possessing more than 10% of the combined voting power of all classes of the stock of the Company, expire five years after the date of grant and are exercisable at 110% of the fair market value of the shares subject to the option on the date of grant.

COMPENSATION OF THE PRESIDENT

     In conjunction with an overall review of executive and employee compensation, and in light of the overall contributions made by Leon Tempelsman to the Company during the last fiscal year, in February 1998, Mr. Tempelsman's salary was increased and he was granted a bonus. In addition, Mr. Tempelsman was granted an aggregate of 40,000 options under the 1997 Plan. The Compensation Committee maintains the belief that Mr. Tempelsman's salary still stands below the salaries of executives with similar responsibilities in companies of similar size. Both the Compensation Committee and the Stock Option Committee continue to recognize Mr. Tempelsman's contribution to the overall management of the Company and the Company's retention and expansion of its strategic and market positions in the world diamond market.

                             Compensation Committee:
                             Maurice Tempelsman
                             Lucien Burstein
                             Myer Feldman
                             Michael W. Butterwick

                             Stock Option Committee:
                             Myer Feldman
                             Michael W. Butterwick

EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION IN FISCAL 1996, FISCAL 1997 AND FISCAL 1998

     The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's chief executive officer and the other most highly compensated executive officers of the Company earning more than $100,000 during the fiscal year ended May 31, 1998.

                                                                                                  LONG-TERM
                                                            ANNUAL COMPENSATION                  COMPENSATION
                                              -----------------------------------------------       AWARDS
                                                                                    OTHER        ------------
                 NAME AND                     FISCAL                                ANNUAL         OPTIONS
            PRINCIPAL POSITION                 YEAR      SALARY      BONUS(4)    COMPENSATION    (SHARES)(11)
-------------------------------------------   ------    --------     --------    ------------    ------------

Maurice Tempelsman ........................     1998    $133,336     $100,000           0            20,000
  Chairman of the Board                         1997      28,750            0           0           100,000
                                                1996       5,000            0           0                 0
Leon Tempelsman ...........................     1998     294,442(1)    52,918(5)        0            40,000
  Vice Chairman of the                          1997     266,088(1)    30,000           0            40,000
  Board and President                           1996     200,000            0           0            48,500(8)
Sheldon L. Ginsberg .......................     1998     252,595(2)    42,728(6)     $600(7)         20,000
  Executive Vice President and                  1997     218,200(2)    40,000         600(7)         20,000
  Chief Financial Officer                       1996     188,000       40,000           0            16,500(9)
Robert Speisman ...........................     1998     162,935(3)    27,728(6)      600(7)         10,000
  Vice President-Sales                          1997     143,540(3)    20,000         600(7)         10,000
                                                1996     115,000            0           0            11,000(10)

------------

 (1) Includes $7,755 and $7,755 of premiums paid in Fiscal 1998 and 1997, respectively, by the Company on an individual life insurance policy purchased by the Company on behalf of Mr. Tempelsman.

 (2) Includes $3,200 and $3,200 of premiums paid in Fiscal 1998 and 1997, respectively, by the Company on an individual life insurance policy purchased by the Company on behalf of Mr. Ginsberg.

 (3) Includes $3,540 and $3,540 of premiums paid in Fiscal 1998 and 1997, respectively, by the Company on an individual life insurance policy purchased by the Company on behalf of Mr. Speisman.

 (4) Bonuses are determined by the Compensation Committee based on the executive's performance. See Compensation Committee Report, page 6.

 (5) Includes a bonus in the amount of $2,918 pursuant to the Retirement Benefit Plan. See 'Retirement Benefit Plan.'

 (6) Includes a bonus in the amount of $2,728 pursuant to the Retirement Benefit Plan. See 'Retirement Benefit Plan.'

 (7) Represents a matching contribution made by the Company to the Company's 401(k) plan.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (8) Represents incentive stock options granted under the 1988 Plan on November 21, 1995 to purchase 48,500 shares of Common Stock at an exercise price of $7.013 per share, in substitution for 10,000 canceled options previously granted under the 1988 Plan on March 7, 1995 to purchase 10,000 shares of Common Stock at an exercise price of $9.35 per share, and 38,500 canceled options previously granted under the 1988 Plan on January 14, 1994 to purchase 38,500 shares of Common Stock at an exercise price of $8.387 per share.

 (9) Represents incentive stock options granted under the 1988 Plan on November 21, 1995 to purchase 16,500 shares of Common Stock at an exercise price of $6.375 per share, in substitution for 6,000 canceled options previously granted under the 1988 Plan on March 7, 1995 to purchase 6,000 shares of Common Stock at an exercise price of $8.50 per share, and 10,500 canceled options previously granted under the 1988 Plan on January 14, 1994 to purchase 10,500 shares of Common Stock at an exercise price of $7.625 per share.

(10) Represents incentive stock options granted under the 1988 Plan on November 21, 1995 to purchase 11,000 shares of Common Stock at an exercise price of $6.375 per share, in substitution for 4,000 canceled options previously granted under the 1988 Plan on March 7, 1995 to purchase 4,000 shares of Common Stock at an exercise price of $8.50 per share, and 7,000 canceled options previously granted under the 1988 Plan on January 14, 1994 to purchase 7,000 shares of Common Stock at an exercise price of $ 7.625 per share.

(11) Unless otherwise noted, consists of shares granted under the 1997 Plan.

STOCK OPTIONS GRANTED IN FISCAL 1998

     The following table sets forth information concerning individual grants of stock options made during Fiscal 1998 to each executive officer listed in the Summary Compensation Table. The Company did not grant any stock appreciation rights during Fiscal 1998.

                                            OPTION GRANTS IN FISCAL 1998                        POTENTIAL
                             -----------------------------------------------------------   REALIZABLE VALUE AT
                                                 % OF TOTAL                                  ASSUMED ANNUAL
                              NUMBER OF           OPTIONS/                                   RATES OF STOCK
                              SECURITIES            SARS                                          PRICE
                              UNDERLYING         GRANTED TO                                 APPRECIATION FOR
                             OPTIONS/SARS        EMPLOYEES      EXERCISE                     OPTION TERM(6)
                               GRANTED           IN FISCAL    OR BASE PRICE   EXPIRATION   -------------------
           NAME                (SHARES)             YEAR       (PER SHARE)       DATE         5%        10%
--------------------------   ------------        ----------   -------------   ----------   --------   --------

Maurice Tempelsman........      20,000(1)(5)         12%         $11.412        1/15/03    $ 36,578   $105,931
Leon Tempelsman...........      40,000(2)(5)         24%         $10.375        1/15/08    $260,991   $661,403
Sheldon L. Ginsberg.......      20,000(3)(5)         12%         $10.375        1/15/08    $130,496   $330,702
Robert Speisman...........      10,000(4)(5)          6%         $10.375        1/15/08    $ 65,248   $165,351

------------

(1) All of such options are intended to be incentive stock options and become exercisable as to one-third (1/3) of the shares included in the grant on December 15 of each of 1998, 1999 and 2000.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(2) All of such options are non-qualified stock options and become exercisable as to one-third (1/3) of the shares included in the grant on December 15 of each of 1998, 1999 and 2000.

(3) 17,100 of such options are non-qualified stock options and become exercisable as to 6,667, 6,667 and 3,766 of the shares included in the grant on December 15 of each of 1998, 1999 and 2000, respectively. The remaining 2,900 of such options are intended to be incentive stock options and become exercisable on December 15, 2000.

(4) All of such options are intended to be incentive stock options and become exercisable as to 2,633, 4,033, 3,334 of the shares included in the grant on December 15 of each of 1998, 1999 and 2000.

(5) The right to purchase stock pursuant to all options outstanding is cumulative, and the optionees may exercise the right to purchase stock at any time and from time to time after the option has become exercisable and prior to the expiration, termination or surrender of the option.

    Each optionee who receives an option under the Plan agrees (a) to remain in the employ of either of the Company or its subsidiaries for at least one year from the date the option is granted but in no event later than the optionee's 70th birthday and (b) to refrain from engaging in the cutting and polishing of diamonds, directly or indirectly, for a period of two years after his or her employment by the Company or a subsidiary terminates. If an optionee fails to comply with either part of such an agreement, the Stock Option Committee, in its discretion, may require the optionee to resell to the Company all shares purchased pursuant to the option at the exercise price and to repay the Company any amounts paid to the optionee upon the surrender of all or part of an option.

    In the event of the termination of employment for any reason of an optionee, unless the option agreement provides otherwise, the option may be exercised or surrendered by the optionee or his or her legal representative within a period not to exceed the earlier of the balance of the option term or three months from the date of termination (one year in the case of a disabled employee or in the event of death); provided that the Stock Option Committee may, in its absolute discretion, authorize the purchase of such additional shares subject to options as are not then exercisable.

(6) Based upon the per share market price on the date of grant, which was $10.375 on January 15, 1998, and an annual cumulative appreciation at the rate stated of such market price through the expiration date of such options. Gains, if any, are dependent upon the actual performance of the Common Stock, as well as the continued employment of the executive officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended, and any applicable state laws.

STOCK OPTIONS HELD AT END OF FISCAL 1998

     The following table indicates (a) the number of shares received by each executive officer named in the Summary Compensation Table upon the exercise of options, (b) the aggregate dollar value realized upon such exercise, and (c) the total number and the value of exercisable and unexercisable stock options held by each such executive officer as of May 31, 1998.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                     AND FISCAL 1998 YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                       OPTIONS/SARS         IN-THE-MONEY OPTIONS/SARS
                                                                    AT MAY 31, 1998(#)        AT MAY 31, 1998($)(1)
                                SHARES ACQUIRED      VALUE      --------------------------  --------------------------
            NAME                ON EXERCISE(#)    REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------   ---------------  -------------  -----------  -------------  -----------  -------------

Maurice Tempelsman...........             0       $         0           0        20,000      $       0     $   4,260
Leon Tempelsman..............       150,550         1,399,349      50,112       111,721        149,124       124,558
Sheldon L. Ginsberg..........        30,000           353,138      24,629        41,171        110,063        53,875
Robert Speisman..............         6,000            75,000      49,466        20,334        273,198        31,752

------------

(1) Based upon the per share closing price of $11.625 of the Common Stock on May 29, 1998, the last day the Common Stock traded on the American Stock Exchange in Fiscal 1998.

RETIREMENT BENEFIT PLAN

     Effective June 1, 1997, the Company adopted separate Retirement Benefit Plans (each a 'Retirement Plan' and collectively, the 'Retirement Plans') for the benefit of each of Leon Tempelsman, Sheldon L. Ginsberg and Robert Speisman (each an 'Executive' and collectively, the 'Executives'). Pursuant to these Retirement Plans, the Company will pay each Executive certain benefits upon his termination of employment depending upon the reason for such termination (i.e., death, disability, retirement or termination with or without cause) and his age at the time his employment terminates.

     In this connection, the Company has purchased an individual whole life insurance policy on the life of each Executive. Each Retirement Plan permits the Company to borrow against the related life insurance policy to fund the retirement benefits payable to the Executive, and the Company expects to effect such borrowings. The amount an Executive will receive upon his death will be determined by reference to the death benefit that would be payable under the relevant life insurance policy if such policy had remained in full force and effect and the Company had not borrowed against such policy beyond amounts required to fund his retirement benefits. The retirement benefits to which an Executive will be entitled under his Retirement Plan will be determined by reference to the cash surrender value the relevant life insurance policy would have at the time of his retirement if such policy had remained in full force and effect and the Company had not borrowed against such policy. Each Retirement Plan provides that if, at the time the Company becomes obligated to pay a retirement benefit to an Executive, the insurer is unable, on account of financial distress, to pay or lend the Company any amount with respect to the relevant life insurance policy to which the Company may be entitled, the Company nevertheless will be obligated to make such payment and subsequent payments to the Executive determined by reference to the cash surrender value the relevant life insurance policy would have had at the time such payment became due if such policy had remained in full force and effect, the Company had not borrowed against such policy, and the earnings rate on such policy had been the minimum rate guaranteed by the insurer. The Company will pay each Executive an annual bonus in an amount equal to the income tax payable by such Executive on the value of the term insurance protection received by him in such calendar year. During Fiscal 1998, the Company paid premiums of $43,030, $39,041 and $39,041 on behalf of Messrs. Tempelsman, Ginsberg and Speisman, respectively, and reimbursed such individuals in the amounts of $2,918, $2,728 and $2,728, respectively, for the income tax costs of such Executives.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has no employment contract with any of Leon Tempelsman, Sheldon
L. Ginsberg or Robert Speisman. The incentive stock options granted to the Executives provide that if their respective employments are terminated for any reason other than retirement, the options must be exercised within the earlier of the balance of the option period or three months from the date of termination (one year in the case of termination as a result of death or disability). Other than the Plans, the Company does not have any program providing compensation to its executive officers which is intended to serve as an incentive for performance to occur over a period longer than one fiscal year. Pursuant to the Retirement Plans, in the event an Executive retires or his employment is terminated within the two-year period following a change-in-control, the Executive will be entitled to receive either (a) a lump sum payment in an amount determined by reference to the cash surrender value the relevant life insurance policy would have at the time his employment terminates if the policy had remained in full force and effect and the Company had not borrowed against the policy beyond amounts required to fund the Executive's retirement benefits, or
(b) the same benefits to which he would have been entitled had he continued in the employ of the Company and retired upon attaining age sixty-five.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Maurice Tempelsman, Myer Feldman, Michael W. Butterwick and Lucien Burstein. Messrs. Feldman, Butterwick and Burstein are outside directors of the Company. Neither Mr. Butterwick nor Mr. Feldman is an officer of the Company. Mr. Burstein is Secretary of the Company. None of Messrs. Butterwick, Feldman or Burstein is affiliated with any principal stockholder of the Company. Maurice Tempelsman is the Chairman of the Board of the Company and the father of Leon Tempelsman, Vice Chairman of the Board and President of the Company.

COMPARATIVE PERFORMANCE BY THE COMPANY

     The following graph compares the market performance of the Company's Common Stock for the previous five fiscal years to the American Stock Exchange Market Value Index (the 'AMEX Index') and a peer group of companies in the fine jewelry and accessories industry (the 'Peer Group').

                               TOTAL RETURN CHART

                                               [PERFORMANCE GRAPH]

                     05/28/93      05/31/94     05/31/95     05/31/96     05/30/97     05/29/98
                     --------      --------     --------     --------     --------     --------
Lazare Kaplan         100.0         139.2        117.6        227.5        254.9        182.4
Amex Composite        100.0         101.7        116.8        145.8        142.8        184.4
Industry Group        100.0         115.6        102.1        197.1        223.7        231.7

     The Peer Group consists of the following companies: A.T. Cross Company, Michael Anthony Jewelers, Inc., Jewelmasters Inc., Tiffany & Co., and Town & Country Corporation. The Company's management is of the opinion that despite the existence of some similarities between the group of companies comprising its peer group and the Company, the Company is unique because of the product it produces, the markets in which its products are sold, and in its position as the only publicly traded diamond cutting and polishing company in the United States. Thus, comparisons made between the Company and the peer group are not necessarily accurate or reliable and do not necessarily reflect the relative performance data for the Company's primary competition.

     (1) The cumulative total return for the securities comprising the Peer Group and the AMEX Index assumes the reinvestment of dividends. The total return for the Company's Common Stock does not assume the reinvestment of dividends, since no dividends were declared on the Company's Common Stock during the measurement period. The weighing of the securities comprising each index, according to their market capitalization, has been calculated at the end of each monthly period.

     (2) The AMEX Index tracks the aggregate price performance of equity securities of companies traded on the American Stock Exchange. The Company's Common Stock is traded on the American Stock Exchange.

TRANSACTIONS WITH MANAGEMENT

     The Company has entered into a sublease with Leon Tempelsman & Son, a New York limited partnership of which Maurice Tempelsman and Leon Tempelsman are the sole general partners ('LTS'), under which approximately 30% of the 20th Floor at 529 Fifth Avenue, New York, New York is sublet to LTS. The sublease is prorated to the same rental rate per square foot which the Company is paying to the landlord under its lease for the 19th and 20th Floors at the same location. Rental payments under the sublease amount to a base annual rent of $89,518 (excluding escalations).

     The Company is a party to an agreement dated February 16, 1996 (the 'Agreement'), with GIA Gem Trade Laboratory, Inc. ('GTL'), a wholly owned subsidiary of Gemological Institute of America, Inc., pursuant to which the Company has granted a license to GTL to use a laser micro-inscription system developed by the Company in connection with GTL's business of grading diamonds and identifying gem stones. The Agreement has an initial term of ten years (the 'Initial License Term') commencing August 1, 1997 and, unless otherwise terminated in accordance with its terms, such Initial License Term will be extended for the full term of every patent which is subsequently issued to, or otherwise acquired by, the Company or any of its affiliates on the laser micro-inscription device. George R. Kaplan, Vice Chairman of the Board and a director of the Company until April 1998, is a Chairman and Member Emeritus of the Board of Governors of the Gemological Institute of America. The Agreement, which requires GTL to pay to the Company royalties based on fees charged by GTL for inscribing gem stones, was the result of arms-length negotiations between the Company and GTL.

                 2. RATIFICATION OF THE APPOINTMENT OF AUDITORS
                           (ITEM 2 ON THE PROXY CARD)

     The Board of Directors has appointed the firm of Ernst & Young LLP, independent certified public accountants, to be auditors for the Company and its subsidiaries for the fiscal year ending May 31, 1999 and recommends that the stockholders ratify that appointment. If a majority of the shares are not voted in favor of ratification, the Board will consider the appointment of other auditors for the ensuing fiscal year. The Board is advised that there is and has been no relationship between Ernst & Young LLP and the Company or any of its subsidiaries other than the rendition of professional services. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                               3. OTHER BUSINESS

     As of the date hereof, the Board of Directors does not know of any matter which will come before the meeting other than the business specified in the foregoing notice of meeting. However, the enclosed proxy gives discretionary authority if any other matters are presented at the meeting or any adjournment thereof and it is intended that the persons named in the proxy will vote in accordance with their best judgment.

SOLICITATION OF PROXIES

     Solicitation of proxies is being made by the Board of Directors through the mail, in person, and by telegraph and telephone. In addition, the Company will request banks, brokers, and other custodians, nominees, and fiduciaries to obtain voting instructions from the beneficial owners and will pay their expenses for so doing. The cost of soliciting proxies will be borne by the Company.

STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     Stockholders who wish to have proposals included in the proxy statement and form of proxy to be furnished by the Board of Directors in connection with the Company's 1999 Annual Meeting of Stockholders must submit such proposals so that they are received by the Company no later than May 27, 1999. Please direct such proposals to the attention of the Secretary of the Company.

                                         By order of the Board of Directors,

                                         LEON TEMPELSMAN,
                                         President
New York, New York
September 18, 1998

                                                LAZARE KAPLAN INTERNATIONAL INC.

[LOGO]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN          NOTICE OF
 TO ATTEND THE MEETING, PLEASE DATE, MARK AND SIGN      ANNUAL MEETING
   THE ENCLOSED PROXY CARD AND RETURN IT IN THE         OF STOCKHOLDERS
                 ENVELOPE PROVIDED                            AND
                                                        PROXY STATEMENT

--------------------------------------------------------------------------------
                                                              September 18, 1998

                             APPENDIX 1-PROXY CARD
                        LAZARE KAPLAN INTERNATIONAL INC.

            Proxy-Annual Meeting of Stockholders -- November 4, 1998
                (Solicited on Behalf of the Board of Directors)

     Know All Men By These Presents that the undersigned stockholder of Lazare Kaplan International Inc. hereby constitutes and appoints Leon Tempelsman, Lucien Burstein and Sheldon L. Ginsberg, and each and any of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned, at the Annual Meeting of Stockholders of said corporation, to be held on the 5th Floor, The Cornell Club, Six East 44th Street, New York, New York on November 4, 1998 at 10:00 A.M. and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present:


NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed postpaid envelope to Lazare
Kaplan International Inc., Midtown Station, P.O. Box 812, New
York, New York 10138-0832.

                   (Continued, to be dated and signed on reverse)

                              FOLD AND DETACH HERE

This Proxy when properly executed, will be voted in the manner                Please mark
directed herein by the undersigned stockholder. IF NO DIRECTION               your votes as [X]
IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD'S NOMINEES                indicated in
FOR DIRECTORS, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE                    this example
PROXIES ON ALL OTHER MATTERS.


(1) ELECTION OF DIRECTORS                                        FOR                 WITHHOLD            (2) Approval of Ernst &
MAURICE TEMPELSMAN, LEON TEMPELSMAN, LUCIEN                  all nominees            AUTHORITY               Young LLP as the
BURSTEIN, MYER FELDMAN, MICHAEL W. BUTTERWICK,            listed to the left     to vote for all             independent public
SHELDON L. GINSBERG AND ROBERT SPEISMAN                   (except as marked      nominees listed             accountants for the
(INSTRUCTION: To withhold authority to vote for any       to the contrary)        to the left                fiscal year ending
individual nominee, strike a line through the nominee's                                                      May 31, 1999.
name in the list above)
                                                                                                             FOR  AGAINST  ABSTAIN
                                                                                                             [ ]    [ ]      [ ]

(3) In their discretion, upon such other matters as may properly come before the meeting.

Any of such attorneys and proxies, or their substitute at    Each of the foregoing matters
said meeting, or any adjournment thereof, may exercise       has been  proposed by the
all of the powers hereby given. Any Proxy heretofore         Company and is not
given is hereby revoked.                                     conditioned on the
                                                             approval of any other
Receipt is acknowledged of the Notice of Annual Meeting      matter.
of Stockholders, the Proxy Statement accompanying such
Notice and the Annual Report to Stockholders for the
fiscal year ended May 31, 1998.

                                                                  IN WITNESS WHEREOF, the undersigned has signed this proxy.

                                                                  Dated:_______________________________________________________1998

                                                                        ___________________________________________________________
                                                                                     (Stockholder(s) signature(s)

                                                                        ___________________________________________________________

                                                                  Signature(s) of stockholder(s) should correspond exactly with the name(s) shown hereon. If shares are jointly held, both holders should  sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles.  Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

===================================================================================================================================

                     FOLD AND DETACH HERE


                       ANNUAL MEETING
                      OF STOCKHOLDERS
               LAZARE KAPLAN INTERNATIONAL INC.

                WEDNESDAY, NOVEMBER 4, 1998
                         10:00 A.M.
                      THE CORNELL CLUB
                    SIX EAST 44th STREET
                        FIFTH FLOOR
                     NEW YORK, NY 10017


______________________________________________________________


AGENDA:

    ELECTION OF DIRECTORS

    RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    OTHER BUSINESS
______________________________________________________________